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                                                                 EXHIBIT 1 (ii)

COWEN INCOME + GROWTH FUND, INC.

ARTICLES OF AMENDMENT

COWEN INCOME + GROWTH FUND, INC., a Maryland corporation, having its principal place of business in Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting Article V, Section (1) of the Articles of Incorporation and inserting a new Article V, Section (1) as follows:

(1) The total number of shares of capital stock that the Corporation shall have authority to issue is seven hundred fifty million (750,000,000) shares of the par value of one-tenth of one cent ($.001) per share and of the aggregate par value of seven hundred fifty thousand dollars ($750,000), of which two hundred fifty million (250,000,000) shares are initially classified as shares of Class A Common Stock, two hundred fifty million (250,000,000) shares are initially classified as shares of Class B Common Stock, and two hundred fifty million (250,000,000) shares are initially classified as shares of Class C Common Stock.

SECOND: The charter of the Corporation is hereby further amended by adding a new Section (7) to Article V of the Articles of Incorporation as follows:

(7) Subject to the power of the Board of Directors set forth in Article V, Section (5) to reclassify unissued shares, the shares of each class of stock of the Corporation shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption in addition to those set forth in the Articles of Incorporation relating generally to shares of capital stock of the
Corporation:

(a) All classes of Common Stock of the Corporation will represent interests in the same investment portfolio.

(b) The income of the Corporation and those expenses and liabilities of the Corporation that are not attributable to any particular class of Common Stock shall be allocated among the classes in accordance with the net assets of the Corporation attributable to each such class or as otherwise determined by the Board of Directors, but, in any event, in a manner consistent with the Order, as defined in paragraph (d) below.
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(c) The liabilities and expenses attributable to each of the classes shall otherwise be determined separately from those of each other and of any other class of stock of the Corporation and, accordingly, the net asset values, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation of the Corporation to holders of shares of the Corporation's stock may vary from class to class. Except for these differences and certain other differences set forth in this Article V, Section (7), the classes shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.

(d) The dividends and distributions of investment income and capital gains with respect to the classes shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary among the classes to reflect differing allocations of the liabilities and expenses of the Corporation among the classes and any resultant differences among the net asset values per share of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income, capital gains, expenses and liabilities of the Corporation among the classes shall be determined conclusively by the Board of Directors in a manner that is consistent with any order issued by the Securities and Exchange Commission in connection with the application for exemption filed by Cowen Funds, Inc., Cowen Income + Growth Fund, Inc., Cowen Standby Reserve Fund, Inc., Cowen Standby Tax-Exempt Reserve Fund, Inc. and Cowen & Company, and any amendment to any such order or any rule or interpretation under the Investment Company Act of 1940, as amended, that modifies or supersedes such order (the "Order").

(e) Except as hereinafter provided, on each matter submitted to a vote of the stockholders, each holder of a share of stock shall be entitled to one vote for each share standing in his name on the books of the Corporation irrespective of the class thereof. All holders of shares of stock shall vote as a single class except as may otherwise be required by law pursuant to the Order or any other applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, or except with respect to any matter which affects only one or more classes of stock, in which case only the holders of shares of the class or classes affected shall be entitled to vote.

(f) The proceeds of the redemption of a share (including a fractional share) of stock of any class shall be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of issuance of such share.
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THIRD: The charter of the Corporation is hereby further amended by renumbering
Article VIII of the Articles of Incorporation as Article IX and inserting a new
Article VIII as follows:

ARTICLE VIII EXCULPATION AND INDEMNITY

(1) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

(2) The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may, through a bylaw, resolution or agreement, make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

(3) No provision of this Article VIII shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

(4) References to the Maryland General Corporation Law in this Article VIII are to the law as from time to time amended. No amendment to the Articles of Incorporation of the Corporation shall affect any right of any person under this
Article VIII based on any event, omission or proceeding prior to such amendment.

FOURTH: A. Each share (including for this purpose a fraction of a share) of Common Stock issued and outstanding prior to these Articles of Amendment becoming effective (other than shares held by Class C Eligible Investors as defined in Paragraph B below), shall, at such effective time, be reclassified automatically, and without any action or choice on the part of the holder, into a share (or the same fraction of a share) of Class A Common Stock. Each share(including for this purpose a fraction of a share) of Common Stock issued and outstanding prior to these Articles of Amendment becoming effective and held by Class C Eligible Investors,
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shall, at such effective time, be reclassified automatically, and without any action or choice on the part of the holder, into a share (or the same fraction of a share) of Class C Common Stock. Outstanding certificates representing issued and outstanding shares of Common Stock immediately prior to these Articles of Amendment becoming effective shall, upon these Articles of Amendment becoming effective, be deemed to represent the same number of shares of Class A Common Stock or Class C Common Stock, as the case may be. Certificates representing shares of the Class A Common Stock and Class C Common Stock resulting from the aforesaid reclassification need not be issued until certificates representing the shares of Common Stock so reclassified, if issued, have been received by the Corporation or its agent duly endorsed for transfer. The Class A Common Stock, Class B Common Stock, and Class C Common Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the charter of the Corporation as herein amended.

B. For purposes of Paragraph A above, "Class C Eligible Investors" shall mean
(i) employee benefit plans for employees of Cowen & Company ("Cowen") and securities dealers that participate in distribution of the Corporation's shares;
(ii) charitable organizations (as defined in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended) with investments in shares of the Corporation valued at $100,000 or more when these Articles of Amendment become effective;
(iii) any pension fund, corporation, state or local government, Taft-Hartley plan, foundation and/or endowment that is a client of a consulting firm, if such consulting firm had, as of the effective date of these Articles of Amendment, contacted the Corporation, Cowen or any subsidiary of Cowen with respect to furnishing advice to the client of that consulting firm or with respect to the purchase of shares of the Corporation by such client; and (iv) investors who hold shares of the Corporation valued at $4 million or more as of the effective date of these Articles of Amendment; (v) accounts as to which a bank or broker-dealer charges and account management fee, provided the bank or broker-dealer has an agreement with Cowen relating to investment in the Corporation; and (vi) investors, and their spouses and minor children who are investment advisory clients of Cowen or any of its subsidiaries or who are affiliated persons or sponsoring companies of those clients. The Corporation may determine whether a particular holder of shares of the Corporation is within the foregoing definition of Class C Eligible Investors and any such determination shall be conclusive, absent manifest error.

FIFTH: The total number of shares of capital stock that the Corporation had authority to issue immediately prior to these Articles of Amendment
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becoming effective was five hundred million (500,000,000) shares of the par value of one-tenth of one cent ($.001) per share and of the aggregate par value of five hundred thousand dollars ($500,000), all of which shares were designated Common Stock. The total number of shares of capital stock that the Corporation has authority to issue upon these Articles of Amendment becoming effective is seven hundred fifty million (750,000,000) shares, all of the par value of one-tenth of one cent ($.001) per share, and of the aggregate par value of seven hundred fifty thousand dollars ($750,000), of which two hundred fifty million (250,000,000) shares are classified as shares of Class A Common Stock, two hundred fifty million (250,000,000) shares are classified as shares of Class B Common Stock and two hundred fifty million (250,000,000) shares are classified as shares of Class C Common Stock.

SIXTH: The amendment of the charter of the Corporation as herein set forth has been duly advised by the Board of Directors and approved by the stockholders in the manner required by law and the charter of the Corporation.

SEVENTH: These Articles of Amendment shall become effective at 5:00 P.M. on May 6, 1994.

The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendments to the Corporation's charter are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Cowen Income + Growth Fund, Inc. has caused this instrument to be filed in its name and on its behalf by its President, David R. Sarns, and witnessed by its Secretary, Rodd M. Baxter, on the 26th day of April 1994.

COWEN INCOME + GROWTH FUND, INC.

By: /s/ David R. Sarns

WITNESS: By: /s/ Rodd M. Baxter, Secretary